Exhibit (h)(2)(i)

MUTUAL FUNDS SUB-ADMINISTRATION AGREEMENT

•	TRUST ADMINISTRATION AND COMPLIANCE SERVICES

•	TRUST ACCOUNTING SERVICES

EQ ADVISORS TRUST

MAY 1, 2011

MUTUAL FUNDS SUB-ADMINISTRATION AGREEMENT

MUTUAL FUNDS SUB-ADMINISTRATION AGREEMENT

Table of Contents (continued)

Page

Schedule A — Fees and Expenses	A-1

Schedule B — General Description of Trust Administration and Compliance Services	B-1

Schedule C — Description of Trust Accounting Services	C-1

F-3

MUTUAL FUNDS SUB-ADMINISTRATION AGREEMENT

AGREEMENT made as of May 1, 2011 by and among AXA Equitable Funds Management Group, LLC (“FMG LLC”), a Delaware limited liability company, and JPMorgan Chase Bank, N.A. (“J.P. Morgan”), a national association, for services to be provided to EQ Advisors Trust (“Trust”), a Delaware statutory trust.

W I T N E S S E T H:

WHEREAS, the Trust is registered as an open-end management investment company of the series type under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, FMG LLC is responsible for the provision of certain administration, accounting and compliance services with respect to the Trust, including its constituent Funds (the “Funds” and each a “Fund”), pursuant to the Mutual Funds Service Agreement between the Trust and FMG LLC dated as of May 1, 2011; and

WHEREAS, FMG LLC wishes to delegate to J.P. Morgan the provision of certain sub-administration, accounting and compliance services with respect to the Funds of the Trust, and J.P. Morgan is willing to furnish such services;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1. APPOINTMENT. FMG LLC hereby appoints J.P. Morgan to provide sub-administration, accounting and compliance services for the Trust, as described hereinafter, subject to the supervision of FMG LLC, for the period and on the terms set forth in this Agreement. J.P. Morgan accepts such appointment and agrees to furnish the services herein set forth in return for the compensation as provided in Section 5, of and Schedule A to this Agreement.

2. REPRESENTATIONS AND WARRANTIES.

(a) J.P. Morgan represents and warrants to FMG LLC that:

(i) J.P. Morgan is a national association, duly organized and existing under the laws of the United States of America;

(ii) J.P. Morgan is duly qualified to carry on its business in the state of New York in performance of its duties under this Agreement;

(iii) J.P. Morgan is empowered under applicable laws and by its Articles of Association and By-Laws to enter into and perform this Agreement;

(iv) all requisite corporate proceedings have been taken to authorize J.P. Morgan to enter into and perform this Agreement;

(v) J.P. Morgan has, and will continue to have, access to the facilities, personnel and equipment required to fully perform its duties and obligations hereunder;

(vi) no legal or administrative proceedings have been instituted or threatened which would impair J.P. Morgan’s ability to perform its duties and obligations under this Agreement; and

(vii) J.P. Morgan’s entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of J.P. Morgan or any law or regulation applicable to J.P. Morgan;

(b) FMG LLC represents and warrants to J.P. Morgan that:

(i) FMG LLC is a Delaware limited liability company;

(ii) FMG LLC is duly qualified to carry on its business in the State of New York in performance of its duties under this Agreement;

(iii) FMG LLC is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement;

(iv) all requisite corporate proceedings, have been taken to authorize FMG LLC to enter into and perform this Agreement;

(v) no legal or administrative proceedings have been instituted or transferred which would impair FMG LLC’s ability to perform its duties and obligations under this Agreement;

(vi) FMG LLC’s entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of FMG LLC or any law or regulation applicable to FMG LLC;

(vii) the Trust is an investment company properly registered under the 1940 Act;

(viii) with respect to the Trust, a registration statement under the Securities Act of 1933, as amended (“1933 Act”) and the 1940 Act on Form N-1A has been filed and will be effective and will remain effective during the term of this Agreement, and all necessary filings under the laws of the states will have been made and will be current during the term of this Agreement; and

(ix) the Trust’s registration statements comply in all material respects with the 1933 Act and the 1940 Act (including the rules and regulations thereunder) and none of the Trust’s prospectuses and/or statements of additional information contain any untrue statement of material fact or omit to state a material fact necessary to make the statements therein not misleading.

3. DELIVERY OF DOCUMENTS. FMG LLC will promptly furnish to J.P. Morgan such copies, properly certified or authenticated, of contracts, documents and other related information that J.P. Morgan may request or requires to properly discharge its duties. Such documents may include but are not limited to the following:

(a) The Trust’s Declaration of Trust;

(b) The Trust’s By-Laws;

(c) The Trust’s Notification of Registration on Form N-8A under the 1940 Act as filed with the Securities and Exchange Commission (“SEC”);

(d) The Trust’s registration statement including exhibits, as amended, on Form N-1A (the “Registration Statement”) under the 1933 Act and the 1940 Act, as filed with the SEC;

(e) Copies of the Investment Management Agreement between the Trust and FMG LLC (the “Manager”);

(f) Copies of each of the Investment Advisory Agreements between the Manager and the Trust’s investment advisers;

(g) Opinions of counsel and auditors’ reports;

(h) The Trust’s prospectus(es) and statement(s) of additional information relating to all trusts, series, Funds and classes, as applicable, and all amendments and supplements thereto (such prospectus(es) and statement(s) of additional information and supplements thereto, as presently in effect and as from time to time hereafter amended and supplemented, herein called the “Prospectuses”); and

(i) Such other material agreements as the Trust may enter into from time to time including, but not limited to, securities lending agreements, futures and commodities account agreements, brokerage agreements and options agreements.

4. SERVICES PROVIDED.

(a) Subject to the control, direction and supervision of FMG LLC and in compliance with the objectives, policies and limitations set forth in the Trust’s Registration Statement, Declaration of Trust and By-Laws; applicable laws and regulations; and all resolutions and policies implemented by the Trust, J.P. Morgan will provide the following services:

(i) Trust Sub-Administration,

(ii) Compliance Services; and

(iii) Trust Accounting.

A general description of each of the above services is contained in Schedules B and C, respectively, to this Agreement.

(b) J.P. Morgan will also:

(i) provide office facilities with respect to the provision of the services contemplated herein (which may be in the offices of J.P. Morgan or a corporate affiliate of J.P. Morgan);

(ii) provide or otherwise obtain personnel sufficient for provision of the services contemplated herein;

(iii) furnish equipment and other materials, which are necessary or desirable for provision of the services contemplated herein; and

(iv) keep records relating to the services contemplated herein in such form and manner as J.P. Morgan may deem appropriate or advisable. To the extent required by Section 31 of the 1940 Act and the rules thereunder, J.P. Morgan agrees that all such records prepared or maintained by J.P. Morgan relating to the services provided hereunder are the property of the Trust and will be preserved for the periods prescribed under Rule 31a-2 under the 1940 Act, maintained at FMG LLC’s expense, and made available in accordance with such Section and rules.

5. FEES AND EXPENSES.

(a) As compensation for the services rendered to FMG LLC pursuant to this Agreement, as set forth in Section 4 and Schedules B and C hereof, FMG LLC shall pay J.P. Morgan monthly fees determined as set forth in Schedule A to this Agreement. Such fees are to be billed monthly and shall be due and payable upon receipt of the invoice. Upon any termination of the provision of services under this Agreement before the end of any month, the fee for the part of the month before such termination shall be prorated according to the proportion which such part bears to the full monthly period and shall be payable upon the date of such termination.

(b) For the purpose of determining fees calculated as a function of the Trust’s assets, the value of the Trust’s net assets shall be computed as required by its currently effective Prospectus, generally accepted accounting principles, and resolutions of the Board of Trustees of the Trust (the “Board”).

(c) FMG LLC may request additional services, additional processing, or special reports, with such specifications and requirements as may be reasonably required by J.P. Morgan. If J.P. Morgan elects to provide such services or arrange for their provision, it shall be entitled to additional fees and expenses at its customary rates and charges or as agreed upon with FMG LLC.

(d) J.P. Morgan will bear its own expenses in connection with the performance of the services under this Agreement except as provided herein or as agreed to by the parties. FMG LLC agrees to bear all expenses that are incurred in the Trust’s and its own Trust-related operations and not specifically assumed by J.P. Morgan. FMG LLC agrees to promptly reimburse J.P. Morgan for any services, equipment or supplies ordered by or for FMG LLC or the Trust through J.P. Morgan and for any other expenses that J.P. Morgan may incur on FMG LLC’s or the Trust’s behalf at FMG LLC’s or the Trust’s request or as consented to by FMG LLC or the Trust. J.P. Morgan and FMG LLC acknowledge that other expenses to be incurred in the operation of the Trust and to be borne by the Trust, include, but are not limited to: taxes; interest; brokerage fees and commissions; salaries and fees of officers and trustees who are not officers, trustees, shareholders or employees of J.P. Morgan; SEC and state registration and qualification fees, levies, fines and other charges; EDGAR filing fees, processing services and related fees; postage and mailing costs; costs of share certificates; management and investment advisory, transfer agency, distribution, shareholder service and administration fees; charges and expenses of pricing and data services, independent public accountants and custodians; insurance premiums including fidelity bond premiums; legal expenses; consulting fees; customary bank charges and fees; costs of maintenance of trust existence; expenses of typesetting and printing of Trust prospectuses for regulatory purposes and for distribution to current shareholders of the Trust (for classes of shares of any of the Funds, that have adopted a Rule 12b-1 plan, such classes of shares may bear the expense of all other printing, production, and distribution of prospectuses, and marketing materials provided to potential investors); expenses of printing and production costs of shareholders’ reports and proxy statements and materials; expenses of proxy solicitation, proxy tabulation and Trust shareholder meetings; costs and expenses of Trust stationery and forms; costs associated with Trust shareholder and Board meetings; trade association dues and expenses; reprocessing costs to J.P. Morgan caused by third party errors; and any extraordinary expenses and other customary Trust expenses. In addition, J.P. Morgan may utilize one or more independent pricing services to obtain securities prices and to act as backup to the primary pricing services in connection with determining the net asset values of the Trust. FMG LLC will reimburse J.P. Morgan for the Trust’s share of the cost of such services based upon the actual usage, or a pro-rata estimate of the use, of the services for the benefit of the Trust.

(e) All fees, out-of-pocket expenses, or additional charges as agreed to hereunder of J.P. Morgan shall be billed on a monthly basis and shall be due and payable upon receipt of the invoice.

(f) Notwithstanding Section 7, in the event that FMG LLC is more than ninety (90) days delinquent in its payments of monthly billings in connection with this Agreement (with the exception of specific amounts which may be contested in good faith by FMG LLC), this Agreement may be terminated upon thirty (30) days’ written notice to FMG LLC by J.P. Morgan. FMG LLC must notify J.P. Morgan in writing of any contested amounts within thirty (30) days of receipt of a billing for such amounts. Disputed amounts are not due and payable while they are being investigated.

6. LIMITATION OF LIABILITY AND INDEMNIFICATION.

(a) J.P. Morgan shall not be liable for any error of judgment or mistake of law or for any loss or expense suffered by FMG LLC or the Trust, in connection with the matters to which this Agreement relates, except for a loss or expense caused by or resulting,

(i) from willful misfeasance, bad faith or negligence on J.P. Morgan’s part in the performance of its duties;

(ii) from reckless disregard by J.P. Morgan of its obligations and duties under this Agreement;

(iii) from J.P. Morgan’s refusal or failure to comply with the terms of this Agreement; or

(iv) the material and adverse breach of any representation or warranty of J.P. Morgan.

In no event shall J.P. Morgan be liable for any indirect, incidental, special or consequential losses or damages of any kind whatsoever (including but not limited to lost profits), even if J.P. Morgan has been advised of the likelihood of such loss or damage and regardless of the form of action.

(b) Subject to Section 6(a) above, J.P. Morgan shall not be responsible for, and FMG LLC shall indemnify and hold J.P. Morgan, its affiliates, and their respective nominees, directors, officers, employees and agents harmless from and against, any and all losses, damages, costs, reasonable attorneys’ fees and expenses, payments, expenses and liabilities incurred by J.P. Morgan, any of its agents, or FMG LLC’s or the Trust’s agents in the performance of its/their duties hereunder, including but not limited to those arising out of or attributable to:

(i) any and all actions of J.P. Morgan or its officers or agents required to be taken pursuant to this Agreement;

(ii) the reliance on or use by J.P. Morgan or its officers or agents of information, records, or documents which are received by J.P. Morgan or its officers or agents and furnished to them by or on behalf of FMG LLC or the Trust, and which have been prepared or maintained by FMG LLC or the Trust or any third party on behalf of FMG LLC or the Trust;

(iii) FMG LLC’s refusal or failure to comply with the terms of this Agreement or FMG LLC’s lack of good faith, or its/their actions, or lack thereof, involving negligence or willful misfeasance;

(iv) the breach of any representation or warranty of FMG LLC hereunder;

(v) the reliance on or the carrying out by J.P. Morgan or its officers or agents of any proper instructions reasonably believed to be duly authorized;

(vi) any delays, inaccuracies, errors in or omissions from information or data provided to J.P. Morgan by data, corporate action pricing services or securities brokers and dealers;

(vii) the offer or sale of shares by the Trust in violation of any requirement under the Federal securities laws or regulations or the securities laws or regulations of any state, or in violation of any stop order or other determination or ruling by any Federal agency or any state agency with respect to the offer or sale of such shares in such state (1) resulting from activities, actions, or omissions by the Trust or its service providers and agents other than J.P. Morgan, or (2) existing or arising out of activities, actions or omissions by or on behalf of the Trust prior to the effective date of this Agreement;

(viii) any failure of the Trust’s registration statement to comply with the 1933 Act and the 1940 Act (including the rules and regulations thereunder) and any other applicable laws, or any untrue statement of a material fact or omission of a material fact necessary to make any statement therein not misleading in a Trust’s prospectus;

(ix) the failure of FMG LLC or by the Trust and its distributor to comply with applicable securities, tax, commodities and other laws, rules and regulations, and

(x) all actions, inactions, omissions, or errors caused by or resulting from the willful misfeasance, bad faith or negligence of third parties to whom J.P. Morgan, FMG LLC or the Trust has assigned any rights and/or delegated any duties under this Agreement at the request of or as required by FMG LLC or by the Trust.

(c) In performing its services hereunder, J.P. Morgan shall be entitled to rely on any oral or written instructions, notices or other communications, including electronic transmissions, from FMG LLC, the Trust and their custodians, officers and trustees, investors, agents and other service providers which J.P. Morgan reasonably believes to be genuine, valid and authorized, and shall be indemnified by FMG LLC for any loss or expense caused by such reasonable reliance.

7. DURATION AND TERMINATION.

(a) This Agreement shall become effective on the date first written above. Unless sooner terminated as provided in this Section 7(a), this Agreement shall continue in effect until one year after the date first written above. Thereafter, this Agreement shall continue until terminated by either party. Except as otherwise provided in Section 5(f), a terminating party shall provide a written notification to the other party of its intention to terminate at least 120 days prior to termination.

(b) Upon termination of this Agreement, FMG LLC shall pay to J.P. Morgan such compensation, any out-of-pocket or other reimbursable expenses, or other charges which may become due or payable under the terms hereof as of the date of termination or after the date that the provision of services ceases, whichever is later.

(c) The parties’ rights, protections, and remedies under this Agreement shall survive its termination.

8. NOTICES. Any notice required or permitted hereunder shall be in writing and shall be deemed effective on the date of personal delivery (by private messenger, courier service or otherwise) or upon confirmed receipt of telex or facsimile, whichever occurs first, or upon receipt if by mail to the parties at the following address (or such other address as a party may specify by notice to the other):

If to FMG LLC:

AXA Equitable Funds Management Group, LLC

1290 Avenue of the Americas

New York, NY 10104

Attention: Steven M. Joenk, President and Chief Executive Officer

Fax: 212-707-7348

If to J.P. Morgan:

JPMorgan Chase Bank, N.A.

1 Chase Manhattan Plaza

19th Floor

New York, NY 10005

Attention: John K. Breitweg, Managing Director

Fax: 212-552-0551

9. WAIVER. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. Any waiver must be in writing signed by the waiving party.

10. FORCE MAJEURE. J.P. Morgan shall not be responsible or liable for any harm, loss or damage suffered by FMG LLC or the Trust, its investors, or other third parties or for any failure or delay in performance of J.P. Morgan’s obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond J.P. Morgan’s control. In the event of a force majeure, any resulting harm, loss, damage, failure or delay by J.P. Morgan will not give FMG LLC the right to terminate this Agreement.

11. AMENDMENTS. This Agreement may be modified or amended from time to time by mutual written agreement between the parties. No provision of this Agreement may be changed, discharged, or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought.

12. SEVERABILITY. If any provision of this Agreement is invalid or unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance it shall nevertheless remain applicable to all other persons and circumstances.

13. HEADINGS. All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

14. GOVERNING LAW. This Agreement shall construed and the provisions hereof interpreted under and in accordance with the laws of the State of New York.

15. CONFIDENTIALITY. J.P. Morgan agrees that it shall not use confidential information of the Trust for any purpose other than to carry out its obligations under this Agreement, and further agrees that it shall not disclose such confidential information to any person or entity other than (i) affiliates of J.P Morgan to the extent appropriate to carry out its obligations under this Agreement, (ii) non-affiliated third parties who have entered into written contractual arrangements with J.P. Morgan and only to the extent necessary to carry out J.P. Morgan’s obligations under this Agreement, (iii) at the direction of the Trust or FMG LLC, (iv) as required by law, or (v) as may be requested by regulators or as otherwise permitted by law.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

AXA EQUITABLE FUNDS MANAGEMENT GROUP, LLC

By:	/s/ Steven M. Joenk
Name:	Steven M. Joenk
Title:	President and Chief Executive Officer

JPMORGAN CHASE BANK, N.A.

By:	/s/ John J. Barry
Name:	John J. Barry
Title:	Vice President

MUTUAL FUNDS SUB-ADMINISTRATION AGREEMENT

EQ ADVISORS TRUST

SCHEDULE A

FEES AND EXPENSES

MAY 1, 2011

Fund Accounting and Fund Administration Services

Annual Fixed Charge (non Multi-Managed)
Based on average net assets:
Fund assets less than $100 million	$15,000
Fund assets greater than $100 million	$20,000

Annual Fixed Charge (Multi-Managed)
Composite Fee	$2,000
Per Sleeve Fee	$25,000

Basis Point Charge
Based on average net assets:
First $3 billion	1.50 bp
Next $3 billion	1.25 bp
Next $4 billion	1.00 bp
Next $10 billion	0.75 bp

Out of Pocket Charges

FMG LLC and/or the Funds will reimburse JPMorgan reasonable out-of-pocket expenses incurred on their behalf.

MUTUAL FUNDS SUB-ADMINSTRATION AGREEMENT

SCHEDULE B

GENERAL DESCRIPTION OF TRUST ADMINISTRATION

AND COMPLIANCE SERVICES

I.	Financial and Tax Reporting

A.	Prepare management reports and Board of Trustees materials, such as unaudited financial statements and summaries of dividends and distributions.

B.	Report Trust performance to outside services as directed by Trust management.

C.	Calculate dividend and capital gain distributions in accordance with distribution policies detailed in the Trust’s prospectus(es) or Board resolutions. Assist Trust management in making final determinations of distribution amounts.

D.	Estimate and recommend year-end dividend and capital gain distributions necessary to avoid the excise tax on undistributed income of a regulated investment company (“RIC”) under Section 4982 of the Internal Revenue Code of 1986, as amended (the “Code”) regarding minimum distribution requirements.

E.	Working with the Trust’s public accountants or other professionals, prepare and file Trust’s Federal tax return on Form 1120-RIC along with New York State and New York City tax returns, as applicable. Prepare and file Federal Excise Tax Return (Form 8613). Preparation of all other applicable state tax returns will be completed as directed by the Trust’s public accountant or FMG LLC.

F.	Prepare for filing Form N-SAR and Item 1 of Forms N-CSR and N-Q. Send such data to the Fund’s or FMG LLC’s selected printer for Edgarization (formatting) and filing with the SEC.

G.	Prepare and coordinate printing of Trust’s semi-annual and annual reports to shareholders.

H.	Provide to FMG LLC or the Trust’s transfer agent, the portion, if any, of the distributions made by the Trust’s Funds during the prior calendar year that were exempt-interest dividends under Section 852 (b)(5)(A) of the Code And/or were capital gain distributions under Section 852(b)(3)(A) of the Code. Provide Form 1099 recharacterizations, when necessary, and supplemental information for applicable Funds.

I.	Provide Form 1099-MISC to persons other than corporations (i.e., Trustees) to whom the Trust paid more than $600 during the year.

J.	Provide financial information for Trust proxies and prospectuses including expense table.

II.	Fund Compliance

A.	Assist with monitoring and periodically testing each Fund’s compliance with investment restrictions (e.g., issuer or industry diversification, etc.) listed in the current prospectus(es) and Statement(s) of Additional Information, although primary responsibility for such compliance shall remain with the Trust’s investment advisers or FMG LLC.

B.	Assist with monitoring and periodically testing each Investment Trust’s compliance with the requirements of Section 851 of the Code and applicable Treasury Regulations for qualification as a RIC, although primary responsibility for such compliance shall remain with the Trust’s investment advisers or FMG LLC.

C.	Assist with monitoring and periodically testing, including on required quarterly testing dates, each Fund’s compliance with the requirements of Section 817(h) of the Code and applicable Treasury Regulations, although a primary responsibility for such compliance shall remain with the Trust’s investment advisers or FMG LLC.

D.	Assist with monitoring investment manager’s compliance with Board directives such as “Approved Issuers Listings for Repurchase Agreements”, Rule 17a-7, and Rule 12d-3 procedures, although primary responsibility for such compliance shall remain with the Trust’s investment advisers or FMG LLC.

E.	Mail quarterly requests for “Securities Transaction Reports” to the Trust’s Trustees and Officers and “access persons” under the terms of the Trust’s Code of Ethics and SEC regulations.

III.	Regulatory Affairs and Corporate Governance

A.	Provide support with respect to collection of quarterly materials for Board meetings.

B.	Provide support with respect to routine regulatory examinations or investigations of the Trust.

C.	Prepare Rule 24f-2 Notices and file with the SEC.

D.	Prepare and distribute updates to the Trust’s compliance manual.

IV.	General Administration

A.	Prepare Trust, Fund or class expense projections, establish accruals and review on a periodic basis, including expenses based on a percentage of average daily net assets (e.g., management, advisory and administrative fees) and expenses based on actual charges annualized and accrued daily (audit fees, registration fees, trustees’ fees, etc.).

B.	For new Funds and classes, obtain Employer or Taxpayer Identification Number and CUSIP numbers, as necessary. Estimate expenses and monitor against actual disbursements.

C.	Coordinate all communications and data collection with regard to any regulatory examinations and yearly audits by independent accountants.

MUTUAL FUNDS SUB-ADMINSTRATION AGREEMENT

SCHEDULE C

DESCRIPTION OF TRUST ACCOUNTING SERVICES

I.	General Description

J.P. Morgan shall provide the following accounting services to the Trust:

A.	Maintenance of the books and records for the Trust’s assets, including records of all securities transactions.

B.	Calculation of each Fund’s or class’s Net Asset Value in accordance with the Trust’s Prospectus.

C.	Accounting for dividends and interest received and distributions made by the Trust.

D.	Coordinate with the Trust’s independent auditors with respect to the annual audit, and as otherwise requested by the Trust.

E.	As mutually agreed upon, J.P. Morgan will provide domestic and/or international reports.